Exhibit 99.1

CITI TRENDS HIRES PRESIDENT AND CHIEF OPERATING OFFICER

SAVANNAH, GA (December 8, 2008) — Citi Trends, Inc. (NASDAQ: CTRN) announced that David Alexander will be joining the Company, effective today, as President and Chief Operating Officer. He will report to Chairman and Chief Executive Officer, Ed Anderson; his areas of responsibility will include Store Operations, Distribution/Warehousing, and Real Estate.

Mr. Alexander’s 30 year retail career includes 10 years with Family Dollar Stores where he served as Executive Vice President and Chief Operating Officer from 2000 to 2003 and President/COO from 2003 until 2005. More recently he was CEO of PCA which operates photography studios in Wal-Mart Stores. He comes to us directly from APAX Partners, a large private equity firm, where he was a consultant for the past year.

Ed Anderson commented, “We are very pleased to add David to the Citi Trends executive management team. His background and experience are a great fit for our Company. Most of his background is in Distribution, Stores and Real Estate and we expect him to add value in each of those areas. Additionally, he has outstanding leadership skills and a passion for the people side of the business. We look forward to his many contributions to our Company’s success.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 356 stores located in 22 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705

104 Coleman Blvd., Savannah, Ga 31408 • (912) 236-1561 • Fax (912) 443-3674